Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact: Lydia Kremer
(760) 285-8047 or
Jones Agency (760) 325-1437
Bank Contact: Jonathan J. Wick
Executive Vice President/COO/CFO
(760) 325-4442

CANYON BANCORP

DECLARES FIVE PERCENT STOCK

DIVIDEND

PALM SPRINGS, CA: November 28, 2006 – The Board of Directors of Canyon Bancorp (OTCBB: CYBA) today announced a five percent stock dividend, according to the Bank’s President and Chief Executive Officer, Stephen G. Hoffmann. Canyon Bancorp is a bank holding company with one banking subsidiary, Canyon National Bank.

The dividend, declared by the Bank’s Board of Directors on November 28, 2006, will be payable to shareholders of record as of December 8, 2006 and will be issued on or about December 22, 2006. “This is the seventh stock dividend or split since the bank opened in 1998 and is the Board of Director’s way of sharing the bank’s success with the shareholders whose investment have made this achievement possible,” stated Hoffmann.

The Bancorp recently announced record net income of $1,078,000 or $0.47 per diluted share for the third quarter ended September 30, 2006 and earnings of $3,087,000 or $1.34 per diluted share for the nine months ended September 30, 2006.

Canyon National Bank is a full-service commercial bank and a member of the FDIC. Palm Springs branch locations are at 1711 East Palm Canyon Drive at the Smoke Tree Village Shopping Center and 901 East Tahquitz Canyon Way. Palm Desert branch locations are at 74-150 Country Club Drive and 77-933 Las Montanas Road across from Sun City. Shares of the Company’s common stock are traded on the Over the Counter Bulletin Board – stock symbol CYBA.

This release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements.

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Further information can be obtained at the bank’s Web site: www.CanyonNational.com or by calling Jonathan J. Wick, Executive Vice President, CFO & COO at 760-325-4442.

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